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Exhibit 10.27

Summary of Base Salary Compensation Arrangements with Named Executive Officers

        Based on the results of the information collected by the independent consultant and in keeping with its philosophy to compensate officers at a rate below the median for similarly situated executives at peer airlines, the Board of Directors of Frontier Airlines, Inc. established the following base salaries of the named executives for 2005.

Named Executive	Base Salary
Jeff S. Potter	$295,000
Paul H. Tate	$200,000
Sean Menke	$200,000
Ann E. Block	$175,000
James Sullivan, Jr.	$164,000

        None of the named executive officers are party to employment agreements or other written agreements with respect to their employment or compensation and are considered at will employees. The salaries listed below remain in effect until otherwise modified by the Board of Directors upon recommendation of the Compensation Committee of the Board.

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  Summary of Base Salary Compensation Arrangements with Named Executive Officers